Exhibit 99.1

MAXAR TECHNOLOGIES TO BE ACQUIRED BY ADVENT INTERNATIONAL FOR $6.4 BILLION

Maxar stockholders to receive $53.00 per share in cash, a 129% premium to prior closing price

Maxar to remain U.S.-controlled and operated company following close

Advent brings 35+ year investment track record with significant experience in global security and defense

Transaction will support Maxar to accelerate investment in and development of the Company’s next-generation satellite technologies and data insights for its customers

Westminster, CO and Boston, MA, December 16, 2022 – Maxar Technologies (NYSE:MAXR) (TSX:MAXR) (“Maxar” or the “Company”), provider of comprehensive space solutions and secure, precise, geospatial intelligence, today announced that it has entered into a definitive merger agreement to be acquired by Advent International (“Advent”), one of the largest and most experienced global private equity investors, in an all-cash transaction that values Maxar at an enterprise value of approximately $6.4 billion. Advent is headquartered in the United States and has a demonstrable track record as a responsible owner of defense and security businesses. Following the close of the transaction, Maxar will remain a U.S.-controlled and operated company.

Under the terms of the definitive merger agreement, Advent has agreed to acquire all outstanding shares of Maxar common stock for $53.00 per share in cash. The purchase price represents a premium of approximately 129% over Maxar’s closing stock price of $23.10 on December 15, 2022, the last full trading day prior to this announcement, an approximately 135% premium to the 60-day volume-weighted average price prior to this announcement, and a premium of approximately 34% over Maxar’s 52-week high.

Following the closing of the transaction, Maxar will benefit from the significant resources, operational expertise and capacity for investment provided by Advent. As a private company, Maxar will be able to accelerate investments in next-generation satellite technologies and data insights that are vital to the Company’s government and commercial customers, as well as pursue select, strategic M&A to further enhance the Company’s portfolio of solutions. This includes supporting the successful delivery of the new Legion satellite constellation, accelerating the launch of Legion 7 and 8 satellites and further growing the Earth Intelligence and Space Infrastructure businesses through investments in next-generation capabilities, such as advanced machine learning and 3D mapping. With approximately $28 billion invested across the defense, security and cybersecurity sectors in the last three years, Advent’s portfolio companies have substantial expertise supporting many satellite and defense platforms which serve the U.S. government and its allies as well as companies across the globe.

“This transaction delivers immediate and certain value to our stockholders at a substantial premium,” said General Howell M. Estes, III (USAF Retired), Chair of Maxar’s Board of Directors. “Maxar’s mission has never been more important, and this transaction allows us to maximize value for stockholders while accelerating the Company’s ability to deliver its mission-critical technology and solutions to customers over the near and long term.”

“Today’s announcement is an exceptional outcome for stockholders and is a testament to the hard work and dedication of our team, the value Maxar has created and the reputation we have built in our industry,” said Daniel Jablonsky, President and CEO of Maxar. “Advent has a proven record of strengthening its portfolio companies and a desire to support Maxar in advancing our long-term strategic objectives. As a private company, we will have enhanced flexibility and additional resources to build on Maxar’s strong foundation, further scale operations and capture the significant opportunities in a rapidly expanding market.”

“We have tremendous respect and admiration for Maxar, its industry-leading technology and the vital role it serves in supporting the national security of the United States and its allies around the world,” said David Mussafer, Chairman and Managing Partner of Advent. “We will prioritize Maxar’s commitment as a core provider to the U.S. defense and intelligence communities, and allies, while providing Maxar with the financial and operational support necessary to apply its technology and team members even more fully to the missions and programs of its government and commercial customers.”

“In our view, Maxar is a uniquely positioned and attractive asset in satellite manufacturing and space-based high-resolution imagery, with an incredible workforce and many opportunities ahead,” said Shonnel Malani, Managing Director and global head of Advent’s aerospace and defense team. “We have strong conviction in the growing need for the differentiated solutions Maxar provides, and our goal is to invest in expanding Maxar’s satellite constellation as well as supporting Maxar’s team to push the boundaries of innovation, ensuring mission success for its customers.”

Transaction Details

Under the terms of the agreement, which has been unanimously approved by Maxar’s Board of Directors, Maxar stockholders will receive $53.00 in cash for each share of common stock they own.

Advent has arranged committed debt and equity financing commitments for the purpose of financing the transaction, providing a high level of closing certainty. Funds advised by Advent have committed an aggregate equity contribution of $3.1 billion and British Columbia Investment Management Corporation (“BCI”) is providing a minority equity investment through a committed aggregate equity contribution equal to $1.0 billion, both on the terms and subject to the conditions set forth in the signed equity commitment letters.

The agreement includes a 60-day “go-shop” period expiring at 11:59 pm EST on February 14, 2023. During this period, the Maxar Board of Directors and its advisors will actively initiate, solicit and consider alternative acquisition proposals from third parties. The Maxar Board will have the right to terminate the merger agreement to enter into a superior proposal subject to the terms and conditions of the merger agreement. There can be no assurance that this “go-shop” will result in a superior proposal, and Maxar does not intend to disclose developments with respect to the solicitation process unless and until it determines such disclosure is appropriate or otherwise required. The Company, Advent and BCI will contemporaneously pursue regulatory reviews and approvals required to conclude the transaction.

The transaction is expected to close mid-2023, subject to customary closing conditions, including approval by Maxar stockholders and receipt of regulatory approvals. The transaction is not subject to any conditionality related to the launch, deployment or performance of Maxar’s WorldView Legion satellite program. Upon completion of the transaction, Maxar’s common stock will no longer be publicly listed. It is expected that Maxar will continue to operate under the same brand and maintain its current headquarters in Westminster, Colorado.

The foregoing description of the merger agreement and the transactions contemplated thereby is subject to, and is qualified in its entirety by reference to, the full terms of the merger agreement, which Maxar will be filing on Form 8-K.

Advisors

J.P. Morgan Securities LLC is serving as financial advisor to Maxar and Wachtell, Lipton, Rosen & Katz is serving as lead counsel to Maxar. Milbank LLP is serving as Maxar’s legal advisor with respect to certain space industry and regulatory matters.

Goldman Sachs & Co. LLC and Morgan Stanley & Co. LLC are serving as financial advisors to Advent and Weil, Gotshal & Manges LLP is serving as lead counsel to Advent. Covington & Burling LLP is serving as Advent’s legal advisor with respect to certain regulatory matters.

Skadden, Arps, Slate, Meagher & Flom LLP is serving as lead counsel to BCI. Freshfields Bruckhaus Deringer LLP is serving as BCI’s legal advisor with respect to certain regulatory matters.

About Maxar

Maxar Technologies (NYSE:MAXR) (TSX:MAXR) is a provider of comprehensive space solutions and secure, precise, geospatial intelligence. We deliver disruptive value to government and commercial customers to help them monitor, understand and navigate our changing planet; deliver global broadband communications; and explore and advance the use of space. Our unique approach combines decades of deep mission understanding and a proven commercial and defense foundation to deploy solutions and deliver insights with unrivaled speed, scale and cost effectiveness. Maxar’s 4,400 team members in over 20 global locations are inspired to harness the potential of space to help our customers create a better world. For more information, visit www.maxar.com.

About Advent International

Founded in 1984 and based in Boston, MA, Advent International is one of the largest and most experienced global private equity investors. The firm has invested in over 400 private equity investments across 41 countries, and as of September 30, 2022, had $89 billion in assets under management. With 15 offices in 12 countries, Advent has established a globally integrated team of over 285 private equity investment professionals across North America, Europe, Latin America and Asia. The firm focuses on investments in five core sectors, including business and financial services; health care; industrial; retail, consumer and leisure; and technology. This includes investments in defense, security and cybersecurity as well as critical national infrastructure.

For over 35 years, Advent has been dedicated to international investing and remains committed to partnering with management teams to deliver sustained revenue and earnings growth for its portfolio companies.

For more information, visit

Website: www.adventinternational.com

LinkedIn: www.linkedin.com/company/advent-international

About BCI

British Columbia Investment Management Corporation (BCI) is amongst the largest institutional investors in Canada with C$211.1 billion under management, as of March 31, 2022. Based in Victoria, British Columbia, with offices in New York City and Vancouver, BCI is invested in: fixed income and private debt; public and private equity; infrastructure and renewable resources; as well as real estate equity and real estate debt. With our global outlook, we seek investment opportunities that convert savings into productive capital that will meet our clients’ risk and return requirements over time.

BCI’s private equity program actively manages a C$24.8 billion global portfolio of privately-held companies and funds with the potential for long-term growth and value creation. Leveraging our sector-focused teams in business services, consumer, financial services, healthcare, industrials, and technology, media and telecommunications, we work with strategic private equity partners to source and manage direct and co-sponsor/co-investment opportunities.

For more information, please visit bci.ca.

LinkedIn: https://www.linkedin.com/company/british-columbia-investment-management-corporation-bci

Additional Information About the Merger and Where to Find It

This communication relates to the proposed transaction involving Maxar. In connection with the proposed transaction, Maxar will file relevant materials with the U.S. Securities and Exchange Commission (the “SEC”), including Maxar’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication is not a substitute for the Proxy Statement or any other document that Maxar may file with the SEC or send to its shareholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, SHAREHOLDERS OF MAXAR ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, www.sec.gov, or by visiting Maxar’s investor relations website, https://investor.maxar.com/overview/default.aspx.

Participants in the Solicitation

Maxar and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Maxar’s common stock in respect of the proposed transaction. Information about the directors and executive officers of Maxar and their ownership of Maxar’s common stock is set forth in the definitive proxy statement for Maxar’s 2022 Annual Meeting of Stockholders, which was filed with the SEC on March 31, 2022, or its Annual Report on Form 10-K for the year ended December 31, 2021, and in other documents filed by Maxar with the SEC. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Free copies of the Proxy Statement and such other materials may be obtained as described in the preceding paragraph.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Statements concerning general economic conditions, our financial condition, including our anticipated revenues, earnings, cash flows or other aspects of our operations or operating results, and our expectations or beliefs concerning future events; and any statements using words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook” or similar expressions, including the negative thereof, are forward-looking statements that involve certain factors, risks and uncertainties that could cause Maxar’s actual results to differ materially from those anticipated. Such factors, risks and uncertainties include: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement between the parties to the proposed transaction; (2) the failure to obtain approval of the proposed transaction from Maxar’s stockholders; (3) the failure to obtain certain required regulatory approvals or the failure to satisfy any of the other closing conditions to the completion of the proposed transaction within the expected timeframes or at all; (4) risks related to disruption of management’s attention from Maxar’s ongoing business operations due to the proposed transaction; (5) the effect of the announcement of the proposed transaction on the ability of Maxar to retain and hire key personnel and maintain relationships with its customers, suppliers and others with whom it does business, or on its operating results and business generally; (6) the ability of Maxar to meet expectations regarding the timing and completion of the transaction; (7) the impacts resulting from the conflict in Ukraine or related geopolitical tensions; (8) the impacts of the global COVID-19 pandemic or any other pandemics, epidemics or infectious disease outbreaks; (9) Maxar’s ability to generate a sustainable order rate for the satellite and space manufacturing operations and develop new technologies to meet the needs of its customers or potential new customers; (10) the impacts of any changes to the policies, priorities, regulations, mandates and funding levels of governmental entities; (11) the impacts if Maxar’s programs fail to meet contractual requirements or its products contain defects or fail to operate in the expected manner; (12) any significant disruption in or unauthorized access to Maxar’s computer systems or those of third parties that it utilizes in its operations, including those relating to cybersecurity or arising from cyber-attacks, and security threats could result in a loss or degradation of service, unauthorized disclosure of data, or theft or tampering of intellectual property; (13) satellites are subject to construction and launch delays, launch failures, damage or destruction during launch; (14) if Maxar satellites fail to operate as intended; (15) the impacts of any loss of, or damage to, a satellite and any failure to obtain data or alternate sources of data for Maxar’s products; (16) any interruption or failure of Maxar’s infrastructure or national infrastructure; (17) Maxar’s business with various governmental entities is concentrated in a small number of primary contracts; (18) Maxar operates in highly competitive industries and in various jurisdictions across the world; (19) uncertain global macro-economic and political conditions; (20) Maxar is a party to legal proceedings, investigations and other claims or disputes, which are costly to defend and, if determined adversely to it, could require it to pay fines or damages, undertake remedial measures or prevent it from taking certain actions; (21) Maxar’s ability to attract, train and retain employees; (22) any disruptions in U.S. government operations and funding; (23) any changes in U.S. government policy regarding use of commercial data or space infrastructure providers, or material delay or cancellation of certain U.S. government programs; (24) Maxar’s business involves significant risks and uncertainties that may not be covered by insurance; (25) Maxar often relies on a single vendor or a limited number of vendors to provide certain key products or services; (26) any disruptions in the supply of key raw materials or components and any difficulties in the supplier qualification process, as well as any increases in prices of raw materials; (27) any changes in Maxar’s accounting estimates and assumptions; (28) Maxar may be required to recognize impairment charges; (29) Maxar’s business is capital intensive, and it may not be able to raise adequate capital to finance its business strategies, including funding future satellites, or to refinance or renew its debt financing arrangements, or it may be able to do so only on terms that significantly restrict its ability to operate its business; (30) Maxar’s ability to obtain additional debt or equity financing or government grants to finance operating working capital requirements and growth initiatives may be limited or difficult to obtain; (31) Maxar’s indebtedness and other contractual obligations; (32) Maxar’s current financing arrangements contain certain restrictive covenants that impact its future operating and financial flexibility; (33) Maxar’s actual operating results may differ significantly from its guidance; (34) Maxar could be adversely impacted by actions of activist stockholders; (35) the price of Maxar’s common stock has been volatile and may fluctuate substantially; (36) Maxar’s operations in the U.S. government market are subject to significant regulatory risk; (37) failure to comply with the requirements of the National Industrial Security Program Operating Manual could result in interruption, delay or suspension of Maxar’s ability to provide its products and services, and could result in loss of current and future business with the U.S. government; (38) Maxar’s business is subject to various regulatory risks; (39) any changes in tax law, in Maxar’s tax rates or in exposure to additional income tax liabilities or assessments; (40) Maxar’s ability to use its U.S. federal and state net operating loss carryforwards and certain other tax attributes may be limited; (41) Maxar’s operations are subject to governmental law and regulations relating to environmental matters, which may expose it to significant costs and liabilities; and (42) the other risks listed from time to time in Maxar’s filings with the SEC.

For additional information concerning factors that could cause actual results and events to differ materially from those projected herein, please refer to Maxar’s Annual Report on Form 10-K for the year ended December 31, 2021 and to other documents filed by Maxar with the SEC, including subsequent Current Reports on Form 8-K and Quarterly Reports on Form 10-Q. Maxar is providing the information in this communication as of this date and assumes no obligation to update or revise the forward-looking statements in this communication because of new information, future events, or otherwise.

Contacts

For Maxar:

Investor Relations

Jonny Bell

(303) 684-5543

jonny.bell@maxar.com

Media Relations

Fernando Vivanco

(720) 877-5220

fernando.vivanco@maxar.com

OR

Scott Bisang / Eric Brielmann / Jack Kelleher

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

dgi-jf@joelefrank.com

For Advent:

Bryan Locke / Jeremy Pelofsky

FGS Global

(212) 687-8080

adventinternational-us@fgsglobal.com